EXHIBIT 10.5

Hosted Reseller Agreement

THIS HOSTED RESELLER AGREEMENT (the “Agreement”), effective as of the date on which this Agreement first becomes fully executed by all Parties hereto (the “Effective Date”), is made and entered into between (a) on the one hand, AVAST Software a.s., with offices at Budejovicka 151/13a, Praha 4, 140 00, Czech Republic (“Company”), and (b) on the other hand, Digital River, Inc., with offices at 9625 West 76th Street, Eden Prairie, MN 55344, United States of America (“DR-Inc”) and Digital River Ireland Limited, with offices at Unit 153, Shannon Free Zone, Shannon, Co. Clare, Ireland (“DR-Ireland”) (DR-Inc and DR-Ireland either individually or collectively as set forth in this Agreement, “DR”) (DR-Inc, DR-Ireland, and Company each, a “Party,” or in any combination, the “Parties”), and sets forth the terms on which DR will resell Company’s products as the seller and merchant of record through a Commerce Solution created, owned, hosted and maintained by DR on DR’s “Commerce Express” platform.  The Appendices hereto are incorporated by reference into, and are made a part of, this Agreement. The Parties may enter into one or more Exhibit(s) to this Agreement setting forth additional obligations between the Parties, provided such Exhibit(s) specifically reference this Agreement and are executed by duly authorized representatives of each Party.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     DR’s Rights and Obligations.

1.1.    DR-Ireland Transaction Obligations.  In the event the Territory includes any countries outside the United States, then this Section 1.1 shall apply to this Agreement.  With respect to the performance of obligations hereunder relating to the resale of Products through Transactions conducted with End Users located in certain countries outside of the United States as determined by DR (the “DR-Ireland Transaction Obligations”), DR-Ireland and not DR-Inc shall purchase Products from Company which are resold to End Users through DR-Ireland Transaction Obligations and will be a party to this Agreement solely with respect thereto, and any references to “DR” in this agreement related to the purchase of such Products, and reporting and payments in connection therewith, shall be construed as references to DR-Ireland and not DR-Inc.

1.2.    DR as Seller and Merchant of Record.  DR will be the seller and merchant of record for all Product sales to End Users through the Commerce Solution.  Company shall provide DR with Suggested Retail Prices for the Products resold by DR through the Commerce Solution; as the seller of record and to ensure full compliance with state, federal and foreign anti-trust and anti-competition laws and regulations, DR shall have the right to set the price or license fee at which the Products are offered for sale to End Users (which may, at DR’s option, match the Suggested Retail Price), and the shipping and handling charge to the End User.  Title to licensed Products will remain with Company at all times.  Title to (a) the media on which Products are contained, (b) the License Right and/or (c) the Service Use Right ((b) and (c) collectively, “Intangible Products”) ((a), (b) and (c) collectively, “Transferred Rights & Materials”), will remain with Company until DR processes a complete Transaction by an End User, at which time DR purchases and/or licenses the applicable Transferred Rights & Materials from Company, which will pass to DR for immediate subsequent passage and transfer to the End User.  Company acknowledges that in certain circumstances, DR may resell such Product to a Corporate Affiliate of DR for the immediate subsequent resale and transfer of such Product to the End User by such Corporate Affiliate, in which case all obligations contained in this Agreement which are applicable to DR (including, but not limited to, the DR-Ireland Transaction Obligations, as applicable) shall also be binding on such DR Corporate Affiliate. Company agrees and acknowledges that it shall not enter orders on behalf of End Users through the Commerce Solution except as expressly agreed upon by the Parties in an Exhibit to this Agreement.

DR shall have the right to decline to resell any product through the Commerce Solution which DR reasonably determines that (a) the offering of such product is in violation of DR’s policies regarding products suitable for sale posted at http://www.digitalriver.com; or (b) such offered product is not compliant with laws, rules or regulations pertaining to the sale of commercial goods and services, as applicable in the relevant jurisdiction; or (c) the offering of such product for sale and/or distribution through the Commerce Solution represents in the reasonable opinion of DR’s legal counsel, an unacceptable level of legal risk for DR or (d) DR is able to provide any official written documentation (such as a court order or any other official decision of a legal authority in the relevant jurisdiction) which supports that the sales of such Product is likely to represent an increased legal risk for DR. Company represents and covenants that the Products purchase by DR for resale pursuant to this Agreement, and the Site(s), shall not contain any violent, sexual or other objectionable material, including, without limitation, any material intolerant or otherwise offensive material regarding race, sex, religion, nationality, disability, sexual orientation, or age, or any material that is illegal; provided that, the foregoing shall not prevent the Products or the Store, as a result of their intended virus protection and related functionality, from identifying, making recommendations on possible actions regarding or otherwise making similar reference to any third party materials which may be considered intolerant, offensive or illegal. With respect to sales of Service Use Rights by DR, Company expressly agrees and acknowledges that DR is reselling the right to access, use, and/or participate in such Service only and is not the provider of such Service, and subject to any fulfillment obligations on the part of DR as set forth in Section 1.8.1, Company shall be solely responsible for the performance such Service as the provider of such Service.

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

1.3.    Commerce Solution Implementation.  DR will implement the Commerce Solution on DR’s Commerce Express platform in accordance with the terms set forth in Appendix 2, and the Implementation Specifications.  Company shall be solely responsible for providing the Site except as may otherwise be mutually agreed upon by the Parties.  Company shall ensure that the pricing for Products displayed on the Store portions of the Site matches the retail price set by DR (as available through the Administration Interface) at all times.  Company shall provide on the Store portions of the Site, and DR shall include on the Commerce Solution, certain “who we are” disclosures required by DR which are designed to clearly disclose DR as the seller of record with respect to Transactions.  Except as may be modified by Company through the StoreBuilder functionality described in Section 1.5 below, as the seller and merchant of record DR shall control the privacy policy pertaining to the Commerce Solution and use of End User information collected by DR in connection with the Product sale, terms and conditions of sale (but not terms and conditions of use or End User license agreements for the Products), “who we are” disclosures designed to clearly disclose DR as the seller of record with respect to Transactions, and the text of pages utilized in connection with the Commerce Solution (including without limitation the right to include those disclosures necessary to comply (in DR’s sole and reasonable discretion) with the terms of its agreements with its payment processors and/or with applicable credit card association rules, requirements, and recommendations). Company shall provide DR with any information, items and materials reasonably required by DR to enable it to implement the Commerce Solution and resell and/or distribute the Products, so long as such information, items or materials may be provided to DR in such manner as does not cause significant risk of loss to Company’s claim of ownership thereof, e.g. in case of any third party restrictions.

1.4.    End User Data.  Both Parties shall have rights to use collected End User data in accordance with applicable laws, rules and regulations.  Unless otherwise agreed by the Parties, DR will post language on the checkout portion of the Commerce Solution or within DR’s privacy policy that 1) informs the End Users that their end user data (excluding payment information) will be provided to Company; and 2) provides each End User with an opportunity to opt-in to receiving solicitations from Company.  DR will make available to Company via the Administration Interface a copy of all End User Data, which shall specify each End User’s option for receiving solicitations from Company. For the avoidance of doubt, DR will not provide to Company the Payment Account Information and End User Data shall expressly exclude Payment Account Information.  Company represents, warrants and covenants that it shall not use any End User Data provided by DR to Company to solicit any End User who has not affirmatively consented to receive solicitations from Company.  Subject to this section 1.4, DR will not resell or provide any other person or organization any End User Data. DR will only transfer End User Data to any third party in case such a transfer is necessary for the performance of DR’s obligations hereunder. DR will only use the End User Data for the purposes it was provided to DR by an End User as set forth in DR’s privacy policy (which shall include but not be limited to DR’s internal business purposes at any time during the term or after the termination of this Agreement. For the term after the termination of the Agreement DR’s use in respect to its internal business purposes shall be limited to ongoing fraud control if not otherwise agreed between the Parties).  DR agrees not to use any End User Data in order to advertise or sell any Products or services other than Company’s Products or services or for any other purposes except as expressly stated herein or otherwise agreed between the Parties in writing. Company agrees and acknowledges that End Users having bought a Product of Company might also have bought a Product of any other DR client. For the avoidance of doubt, nothing in this Agreement shall restrict Company from using for its lawful business purposes (in compliance with all applicable laws, rules and regulations) any data provided to Company directly by an End User in connection with that End User’s registration or use of a Product or the Site(s).

1.5.    Administration Interface; StoreBuilder.  DR will provide Company with online access to the Administration Interface, through which Company may administer certain parts of the Commerce Solution; add, remove, or change information related to Products available for sale by DR; and obtain standard online reports.  In the event of a conflict between any Product-specific information in this Agreement and information subsequently provided by Company via the Administration Interface, the information provided via the Administration Interface will control.

DR shall also provide Company with access to its StoreBuilder interface through which Company may utilize certain features and functionality available to clients utilizing DR’s Commerce Express platform which features and functionality enable Company to modify and customize creation layout and design elements of the Cart and Checkout within the Commerce Solution on a “remote control” basis.

1.6.    Account Support.  Company will have access to DR’s account support team for the purposes of assisting Company in its use of the Administration Interface used by Company to maintain certain aspects of the Commerce Solution.  Access to the account support team will generally be available (a) for account support provided by DR’s US-based account support team, from 8:30am to 5:30pm US Central Time; and (b) for account support provided by DR’s Europe-based account support team, from 9am to 6pm Central European Time. Company will be given an email address as the primary method of contacting the DR account support team, and DR shall promptly notify Company in the event of any change of such email address.  If Company requests additional account support outside of assisting Company with general maintenance of the

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Commerce Solution, or requests any additional web development, design, and other services, and the provision of such support or additional services is mutually agreed upon by DR and Company, DR will provide such requested additional account support and/or services on a time and materials basis at DR’s then-current rate as communicated to Company in writing (including email), and DR may offset charges for such additional requested support from amounts due to Company.

1.7.    Returns and Cancellations.  With respect to Products which are not Service Use Rights, (1) DR’s policy is to provide End Users with a thirty (30) day right to return Products for a refund of the purchase price paid by the End User, unless a longer period is required by law in which case End Users may return Products as permitted by applicable law; and (2) Company shall accept for return any Product returned to DR by an End User which return is either (a) in compliance with DR’s returns policy, and/or (b) required or permitted by applicable law, provided that Company may, but shall not be required to, accept any Product returned more than thirty (30) calendar days from the date of purchase (regardless of DR’s returns policy) where such return is not required or permitted by applicable law.  With respect to Products which are Service Use Rights, (i) the Parties agree that an End User shall have the right, at any time, to terminate its subscription to use a Service pursuant to a Service Use Right purchased from DR; (ii) DR shall accept cancellations of an End User’s right to use a Service pursuant to a Service Use Right purchased from DR via its customer service center, and Company will also offer the End User the ability to terminate the subscription to use the Service via email or through Company’s Site or the Service; and (iii) Company shall use commercially reasonable efforts to notify DR of any subscription cancellations received by Company directly no later than twenty-four (24) hours following its receipt of such cancellation request, which notice shall include information about such End User, the Service, and the effective date of such cancellation sufficient to allow DR to cease any future renewals of the Service Use Right purchased by such End User and to process a prorated refund if required pursuant to the return and cancellation policy applicable to the Commerce Solution and such Product.

As the seller and merchant of record, DR is responsible for setting the returns and cancellations policy applicable to the Commerce Solution (including without limitation the online store portions of the Site associated with such Commerce Solution), provided that DR shall reasonably consult with Company with respect to any changes to such returns and cancellations policy and shall, in any case, provide advance notice of any such changes to its returns and cancellations policy which may in DR’s reasonable opinion result in significant adverse effect to the Company or sale of the Products.

1.8.    Fulfillment. DR shall only offer Products for sale through the Commerce Solution which are fulfilled digitally from either DR’s or Company’s servers. The fulfillment of the DR-Provided Additional Services, which may include physical delivery with respect to the Backup Media Service, shall be covered by section 3 below.

1.8.1        Digitally by DR. If DR is responsible for fulfillment of Products resold by DR and digitally delivered to End Users via download, then the terms of this subsection 1.8.1 shall apply.  DR will fulfill Products via download from DR’s servers, and shall allow End Users to make download of a Product for a thirty (30) day period from the date of purchase or such alternative period as may be mutually agreed upon by DR and Company in writing (including email) (provided the foregoing shall not limit an End User’s right to re-download such Product through the Extended Download Service if the Extended Download Service is purchased by the End User in connection with a Transaction).  Promptly following execution of this Agreement, Company will provide DR with a master copy of the latest version of each Product in computer readable form from which DR shall allow End Users to download the Product upon completion of purchase.

1.8.2        Digitally by Company. If Company is responsible for the digital fulfillment of Products purchased from DR through the Commerce Solution, then the terms of this subsection 1.8.2 shall apply. Company acknowledges that it is fulfilling Products on DR’s behalf. If Company and DR mutually agree, through the Implementation Specifications, that Company will be responsible for the digital delivery of Products purchased by End Users, Company shall be solely responsible for all costs of the infrastructure and bandwidth provided by Company in connection with the provision by Company of such digital fulfillment services on DR’s behalf.

1.9.    Cancellation Fee.  The following section 1.9 does only apply for the period in which the Exclusivity obligation of Company is in effect and therefore shall only be applicable for the time period until the end of the Initial Term at which time the Exclusivity obligation of Company shall have terminated according to section 2.2 below. Furthermore the Parties agree that for the avoidance of doubts, any case which is covered by the Exclusivity Exceptions outlined in Section 2.2 below shall not be considered a Constructive Termination Event in the meaning of this section 1.9.

Company agrees and acknowledges that any Constructive Termination Event, would result in an immediate effect on DR’s revenues under this Agreement, and would constitute a constructive termination of this Agreement from the perspective of DR if uncured by Company.  Therefore, the Parties agree that in the event that a Constructive Termination Event occurs,

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Company shall be given written notice of such Constructive Termination Event by DR. In the event that Company fails to cure that Constructive Termination Event within [*] of the date of notice from DR, or such longer cure period as may be agreed to by the Parties under the circumstances in writing, DR may terminate this Agreement, in which case DR will be entitled to recover as damages (and not a penalty) an amount calculated based on [*] .

In the event DR terminates the Agreement in accordance with this subsection 1.9, the availability of damages under this provision will be DR’s sole and exclusive remedy for such termination. Notwithstanding the foregoing, DR will be entitled any other such remedies as may be available to it in law or equity for any other termination of this Agreement by DR for cause in accordance with other provisions of this Agreement.

2.     Company’s Rights and Obligations.

2.1.    Grant of License.  Company grants to DR a right (a) to transfer Intangible Products to End Users in connection with a Transaction in the Territory notwithstanding any term to the contrary in any terms of use or end user license agreements which may be applicable to such Intangible Products; and (b) to use its Trademarks in connection with DR’s operation of the Commerce Solution and the resale and distribution of the Products in the Territory, provided that if Company provides DR with reasonable written trademark guidelines governing the use of Company’s Trademarks (which guidelines may be updated by Company from time to time with prior written notice to DR), DR’s use of such Trademarks shall be subject to such written guidelines so provided.  Each Party acknowledges that any of the other Party’s Trademarks are owned and licensed solely and exclusively by that Party, and agrees to use such Trademarks only in the form and with appropriate legends as prescribed by such other Party.  Neither Party shall remove, cover, or modify any proprietary rights notice or legend placed by the other Party on materials used in connection with this Agreement.

2.2.    Link(s).  Company shall provide and maintain in operation on the Store portions of the Site appropriate Link(s) through which Products may be purchased from DR by End Users in the Territory.  Company shall prominently display the Link(s) (which are typically in the form of an “Add to Cart,” “Buy Now” or equivalent button or link) and to use reasonable efforts to promote the Link(s) on the Store portions of the Site.  As of the Commerce Live Date and for a period of [*] thereafter, Company agrees to comply with Company’s Exclusivity obligations.

The Exclusivity obligation of Company shall not apply with regards to the following exceptional cases (“Exclusivity Exceptions”):

(i) Company uses a third party that allows Company to bundle the Products with other products or promotions from third parties, such as, but not limited to, the TrialPay methodology;

(ii) Transactions with End Users located in any Major Country where DR is unable to support a payment method of the Checkout for such locale, as requested by Company, within a time period of [*] following the date of DR’s receipt of such a request. The Parties agree that only those requirements for additional payment methods shall limit the Exclusivity obligation of Company for which Company can provide reasonable proof that this certain payment method would increase the average monthly gross revenue generated by sales of Company’s Products through the Commerce Solution (which gross revenue shall be calculated as the aggregate Transaction Amounts received by DR under this Agreement during a calendar month less associated Transaction Costs, less amounts associated with returns and chargebacks during such calendar month) by [*]. In order to calculate the average monthly gross revenue for any given evaluation of an Exclusivity Exception pursuant to this subparagraph (ii), the gross revenue generated over the last [*] prior to the date of the respective request by Company shall be taken into consideration.

(iii) Transactions with End Users located in any Major Country where DR is unable to support a new functionality of the Checkout for such locale, as requested by Company, within either (a) a time period of [*] following the date of DR’s receipt of such a request or (b) a period of [*] following the date of DR’s receipt of such a request, provided DR has informed Company about this extension within [*] following the date of DR’s receipt of such a request and DR has  demonstrated the need of an extended implementation time in a reasonable manner to Company (e.g. but without limitation by outlining the development hours needed to implement the new functionality). The Parties agree that in case the requested new functionality refers to a certain, separable part of Company’s business only (e.g. but without limitation the implementation of an “Avast in-product store”), the Exclusivity obligation of Company shall only be limited in respect to this certain business part, but shall stay in effect with regards to the non-affected part of Company’s business. The Parties furthermore agree that only those requirements for functionality modifications shall limit the Exclusivity obligation of Company for which Company reasonably expects and

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

demonstrates to DR a significant change to the average monthly sales of any Company Product through the Commerce Solution.

(iv) any sales of Products by Company’s resellers that is initiated through a website other than the Site which website is not hosted and owned by Company but owned instead by Company’s reseller or technology/service partner and where no hypertext button or link to such website is placed or kept on the Store;

(v) any other locale that is not covered by the Major Countries listed in Appendix 3 of this Agreement.

The Exclusivity obligation of Company will terminate on June 1, 2012. The Agreement will then automatically change into a non-exclusive Agreement and those definitions and terms referring to Exclusivity shall not be applicable from such time through the end of the Term.

2.3.    Improvements. Company will provide to DR copies of all new releases, updates, or revisions to Products for sale through the Commerce Solution within a reasonable period of time prior to or at the time of general release and on or before the date the improved versions are offered to any other distributor or reseller.

2.4.    Site Privacy Policy.  Company will establish and maintain a privacy policy for the Site that advises End Users that with respect to purchase transactions through the Commerce Solution which is accessible through the Site, End Users may be required to provide personal information (including credit card information) directly to DR as a third party retailer in connection with the sale of Products through the Commerce Solution, and any information so disclosed to DR shall be governed by the DR privacy policy.

2.5.    Product Support.  Company will be solely responsible for (a) the terms of, and its compliance with, any and all terms of use and end user license agreements applicable to Products, and (b) warranty obligations relating to Products in accordance with Company’s warranty policy but in no event inconsistent with the terms and conditions of such terms of use and/or license agreements.

2.6.    [*].

2.7.    [*].

2.8.    [*].

3.     DR-Provided Additional Services.

3.1.    Service Description; Grant of Rights.  DR offers (a) the Extended Download Service; (b) the Backup Media Service; and (c) the Registration Backup Service (each such service, a “DR-Provided Additional Service”).  DR agrees and acknowledges that the Extended Download Service as well as the Backup Media Service are provided with a special branding of Company, based on the mutual agreement between the Parties. DR may offer through the Commerce Solution those DR-Provided Additional Services specified in Section J of Appendix 2 to this Agreement, or as otherwise mutually agreed upon by the Parties in writing (including email). In addition to any other rights granted to DR within the Agreement, Company hereby grants DR the right (i) to provide the Products and/or Keys through such offered DR-Provided Additional Services for the duration of the time period in which End Users who purchased such DR-Provided Additional Services are entitled to use such services (which right shall survive the termination or expiration of the Agreement with respect to DR-Provided Additional Services purchased by End Users on or prior to the effective date of termination of the Agreement) and (ii) to use any additional software provided by Company in order to allow DR to offer the DR-Provided Additional Services to End Users. In no event shall DR be obliged to pay any license fee or other fee relating to or resulting from the use or offer of this additional software. This section shall not in any way be interpreted to grant DR the right to initiate the sale of any DR-Provided Additional Services following the date of termination of this Agreement.

3.2.    Implementation.  DR may offer the DR-Provided Additional Services to End Users through the Commerce Solution whenever a Product for digital download delivery (or in the case of the Registration Backup Service, a Product for which DR will deliver a Key upon completion of the Transaction) is selected by an End User.  DR may, in its sole discretion, set up each DR-Provided Additional Service in the manner set forth in Section K of Appendix 2 to this Agreement. The Extended Download Service and Backup Media Service purchased by an End User shall apply to all digitally downloadable Products purchased by an End User in a single Transaction.  Unless otherwise agreed between the Parties in writing, DR shall be responsible for the fulfillment of the Backup Disc. DR shall be solely responsible for determining the terms and conditions on which each DR-Provided Additional Service is offered to End Users, provided that such terms do not conflict with this Agreement or any applicable law, rule or regulation.

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

3.3.    Fees; Reporting.  DR will charge each End User for each purchase of a DR-Provided Additional Service through a Transaction (the “Additional Service Fee”).  As the seller and merchant of record of the DR-Provided Additional Services, the Additional Service Fee will be determined by DR.  DR agrees to provide Company with an initial price list, outlining the Additional Service Fee for the DR-Provided Additional Services at the Commerce Live Date. In addition DR will inform Company about any change of the Additional Service Fee with reasonable prior notice. DR will pay to Company the Additional Service Revenue set forth in Section J of Appendix 2 to this Agreement on each purchase of a DR-Provided Additional Service by an End User through the Commerce Solution provided by DR pursuant to this Agreement, and such amount (net of any refunds to End Users for cancellations of a previously purchased DR-Provided Additional Service) will be paid to Company on a monthly basis together with such other amounts as may be owed to Company under the Agreement. For the avoidance of doubts, (a) neither the DR Margin nor any managed marketing fees (such as Managed One Network Fee, Managed Paid Search Fee as defined in a separate Exhibit to be executed by the Parties) does apply to sales of such DR-Provided Additional Service and (b) DR and Company shall discuss and agree on the needed changes to be implemented in case Company provides reasonable data to DR that demonstrate that the offer of the DR-Provided Additional Service damages Company’s reputation, functionality or licensing of the Products, Company’s fraud prevention efforts, or shopping basket closure rates.

4.     Processing and Payments.

4.1.    Payment Processing.  As the merchant of record, for each copy of a Product sold and delivered to an End User, DR will be responsible for the processing of payments made by End Users through DR’s merchant account. Amounts collected by DR will be deposited in an account established, owned, and maintained by DR. DR will be solely responsible for the payment of any and all credit card transaction fees.

4.2.    Taxes.

4.2.1.     On Sale of Intangible Products from Company to DR.  With respect to Intangible Products sold by Company to DR-Inc for resale to End Users located in the United States, DR-Inc shall provide a tax exemption certificate to Company for all US jurisdictions, and no taxes shall be due or payable by DR-Inc to Company on its purchase of such Products.  With respect to Intangible Products sold by Company to DR-Ireland for resale to End Users located outside the United States, Company will be solely responsible for the collection and remittance of any applicable GST, value-added tax, or other consumption-based taxes on such sale of Intangible Products by Company to DR-Ireland, and shall provide DR-Ireland with a valid tax invoice for any taxes payable by DR-Ireland.  Company shall hold DR harmless from and against Company’s failure to properly collect taxes from DR on the sale of an Intangible Product from Company to DR (including without limitation interest and penalties resulting therefrom).. In no event shall DR be responsible for any tax based on Company’s net income or similar basis, or the preparation of any tax return related thereto.  For the avoidance of doubt, under no circumstances shall DR be deemed to be providing tax advice or tax consulting services to Company.

4.2.2.     On Resale of Intangible Products from DR to End Users.  With respect to Intangible Products sold by DR to End Users pursuant to this Agreement, (a) in states within the United States where DR has a legal obligation to collect sales or use taxes, DR will be solely responsible for the collection and remittance of any and all applicable sales or use taxes; and (b) in any jurisdiction outside of the United States where DR is subject to value added tax, goods and services tax or any similar taxes, DR will be solely responsible for the collection and remittance of any and all applicable GST, value-added tax, or other consumption-based taxes.

4.2.3.     On Use of the Service Itself.  In the event any taxes or fees are due or payable by an End User on an End User’s use of a Service other than taxes on the sale of the Service Use Right by DR to the End User, Company (and not DR) will be solely responsible for the collection and remittance of any such taxes and fees.

4.3.    Payments.  In addition to sales data reporting available through the Administration Interface, within ten  (10) calendar days after the end of each calendar month DR will make available to Company the Monthly Settlement Activity Report. The Monthly Settlement Activity Report will contain the names and billing state and country for each End User, and the names, DR Product numbers, the quantity of the Products sold by DR to particular End Users and the amount of Product refunds given by DR to particular End Users during the immediately preceding calendar month.

Within thirty (30) calendar days after the end of each calendar month, DR will pay to Company the sum of (a) the Net Purchase Price of those Products for which DR processed payment during such immediately preceding calendar month, plus (b) Additional Service Revenue Share for DR-Provided Additional Services sold by DR to End Users for which DR processed payment during such immediately preceding calendar month (whereby the Additional Service Revenue Share on DR-Provided Additional Services sales, shall be clearly described in the Monthly Settlement Activity Report ), less (c)

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

amounts refunded to End Users for Products and any Additional Service Revenue Share on DR-Provided Additional Services refunded to End Users during such immediately preceding calendar month (whereby refunds of DR-Provided Additional Services sales shall be clearly described in the Monthly Settlement Activity Report ) . DR will be entitled to retain its DR Margin and other fees earned on each Product sold and/or distributed by DR, even if the Product is subsequently returned or canceled, or such Product or associated Transaction becomes subject to chargeback or payment reversal. DR will be permitted to offset any and all other fees, charges, or expense amounts due (or reimbursable) to DR by Company as described in this Agreement from the amount due to Company, whereby each such offset shall be clearly described in the respective Monthly Settlement Activity Report provided to Company.  Without limiting the audit provision below the Parties agree that if Company does not object in writing to an amount paid to Company within [*] of the date the associated Monthly Settlement Activity Report is made available to Company, Company shall be deemed to have acknowledged the correctness of that amount and to have waived its right to dispute that amount.

DR will maintain accurate accounting books and records relating to the sale and distribution of Products to End Users.  Company shall have the right to conduct an audit of such books and records upon twenty-one (21) calendar days advance written notice, but (a) may not conduct more than one (1) such audit in any given calendar year, (b) may only audit the books and records for the one (1) year period prior to the date of such audit, and (c) may not audit any records more than once; provided that the foregoing limitations do not prevent Company from raising objection on amounts paid to it by DR pursuant to the preceding paragraph within the agreed time period of [*] of the date the associated Monthly Settlement Activity Report is made available to Company. Any such audit may be conducted by Company employees at DR’s corporate headquarters during normal business hours (or, if in DR’s reasonable discretion such audit during normal business hours would unduly disrupt DR’s business, at any such other time as may be reasonably determined by the parties), for the sole purpose of determining the accuracy of the payments required to be made to Company pursuant to the provisions of this Agreement.  In the event that an audit discloses an underpayment to Company, DR shall promptly issue to Company a credit against amounts due to DR, or issue payment to Company if no offsetting amounts are due to DR, equal to such underpayment.  In the event that DR, through an internal audit or an audit conducted by Company, discovers an overpayment to Company pursuant to the Agreement, DR shall be entitled to offset or - if such offset is not possible - invoice an amount equal to such overpayment against amounts payable to Company by DR under the Agreement, if any.  In the event such an audit discloses an underpayment which is greater than [*] percent [*] of the total amounts paid to Company during the audit period, then DR shall also issue to Company a credit against amounts due to DR, or issue payment to Company if no offsetting amounts are due to DR, equal to the reasonable costs of such audit for which appropriate supporting documentation is provided in writing to DR, otherwise Company shall be solely responsible for the costs of such audit.

Late payments owed to Company by DR and not contested by DR in good faith for which Company has provided notice of delinquency and DR has failed to cure such delinquency within [*] from the date of its receipt of such notice will bear interest from the original date of delinquency at the rate of [*] or the maximum amount permitted by law, whichever is less.

DR will use commercially reasonable efforts to screen all credit and debit card Transactions processed through the Commerce Solution using its fraud screening system.  DR will use  commercially reasonable efforts to screen for, detect, prevent, and take such other actions as it deems reasonably necessary to prevent any fraudulent activity, including in respect of the DR-Provided Additional Services. The existence of fraud, or the possibility of the existence of fraud, will be determined in the sole and reasonable discretion of DR, and DR may, in its sole and reasonable discretion, make such inquiries and investigations as it deems appropriate under the circumstances.

With respect to (a) any chargebacks received by DR and (b) End User-, bank-, or payment processor-initiated reversals of a previously completed payment (including without limitation reversals of payments made via the “Elektronisches Lastschriftverfahren” (ELV) and/or iDeal direct debit payment methods if such payment methods are offered through the Commerce Solution), DR may offset the amount of such chargebacks/reversed amounts against amounts due to Company from DR, or invoice Company for such amounts if DR is unable to offset such amounts, whether or not successfully contested by DR. (For the avoidance of doubt, DR will be responsible for any chargeback processing fees imposed by a bank or payment processor, but not for the amount charged back.)  Company further agrees that DR will treat any non-fraudulent chargeback or other non-fraudulent End User-, bank-, or payment processor-initiated reversal of a previously completed payment, and any Transaction identified as fraudulent or potentially fraudulent subsequent to settlement of payment but prior to receipt of a fraudulent chargeback for such Transaction, as an order-level return and refund validly provided by DR.  Further, any Product sale where the fulfillment of that Product has been made by DR upon receipt of a valid payment authorization but is subsequently rejected or cancelled prior to settlement by DR, the merchant bank or payment processor, will not be treated as a completed sale to an End User by DR for the purposes of calculating payments due to Company.  This paragraph shall survive the termination or expiration of the Agreement.

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

DR shall notify Company about each refund and/or chargeback processed.

4.4.    Invoicing.  Any amounts due to DR which DR does not offset against amounts payable to Company pursuant to the terms of this Agreement will be invoiced to Company.  Any amounts invoiced to Company by DR shall be due and payable by Company [*] from the date of invoice unless another longer payment term is specified on the invoice in clear and unambiguous terms.  Late payments owed to DR by Company and not contested by Company in good faith for which DR has provided notice of delinquency and Company has failed to cure such delinquency within [*] from the date of its receipt of such notice (a) will bear interest from the original date of delinquency at the rate of [*] or the maximum amount permitted by law, whichever is less, and (b) such delinquent amount may be offset by DR against amounts payable to Company. If Company does not object in writing to an invoiced amount by the payment due date specified on the invoice, Company shall be deemed to have acknowledged the correctness of that invoice and to have waived its right to dispute that invoice, provided that the foregoing shall not preclude Company from exercising its rights in respect of payments owed to Company by DR as set forth in Section 4.3. A dispute as to a portion of any invoice or amount owed shall give Company the right only to withhold or delay payment of the disputed portion, and not the undisputed portion, of such invoice or amount owed.

5.     Ownership of Materials. DR acknowledges that any Company Materials provided to it by Company pursuant to this Agreement are the property of Company or its licensors, and that DR has no rights in such materials.  Company acknowledges that any DR Materials provided to Company by DR in the performance of its obligations under this Agreement, and any Work Product, are the property of DR or its licensors, that Company has no rights in such materials.  DR shall not disassemble, decompile, or otherwise reverse engineer (as applicable) any software provided by Company to DR, and Company shall not disassemble, decompile, or otherwise reverse engineer (as applicable) any DR Materials or Work Product; nor shall either Party otherwise attempt to learn the respective source code or algorithms underlying them. Further, DR shall not, and shall not allow any third party to (a) modify the Products or Company Materials, or create derivative works from or based on the Products; (b) except as expressly set out in this Agreement or otherwise agreed between the Parties in writing, provide, sell, license, distribute, lease, or lend the Products to any third party; (c) use the Products for any purposes other than those covered by this Agreement; or (d) exceed the scope of any license granted to DR under this Agreement.

6.     Term & Termination.

6.1.    Term.  The Initial Term of this Agreement shall commence on the Effective Date specified in the Agreement and shall continue until the eighteen (18) months anniversary of the Commerce Live Date. Company may take an option and prolong this Agreement for successive one (1) year Additional Term(s). Prolongation of the Agreement can happen only upon Company giving DR a written notice of prolongation at least thirty (30) days prior to the end of the Initial Term or any Additional Term.

6.2.    Termination.  Either Party may terminate this Agreement upon written notice to the other Party in the event of the other Party’s material breach of a representation or warranty made hereunder or failure to substantially perform its obligations under this Agreement, but only where written notice of such breach or failure is provided by the non-breaching Party, and if capable of cure, such breach or failure to perform is not cured within thirty (30) calendar days of the breaching Party’s receipt of that notice or such shorter cure period for a particular breach or failure to perform as specified elsewhere in this Agreement.  Further, a Party may immediately terminate this Agreement, without opportunity to cure, upon written notice to the other Party in the event of (a) the non-terminating Party or its successors or permitted assigns substantially ceases to do business in the manner in which it was conducted as of the Effective Date of this Agreement; or (b) either Party initiates or has initiated against it, voluntarily or involuntarily, any act, process or proceeding under the provisions of any bankruptcy statute or law, or under any other insolvency law or other statute or law providing for the modification or adjustment of the rights of creditors, which is not is not dismissed within thirty (30) calendar days from the date of filing.

6.3.    Takedown Rights.  In the event (a) any claim in connection with any Product sold, resold or distributed by DR or its Corporate Affiliates pursuant to the Agreement are asserted against such parties, Company, and/or the manufacturer or publisher of such Product if not Company, which claim DR reasonably believes (in the opinion of its legal counsel) is non-frivolous and is likely to subject DR to significant increased legal or business risk should such Product remain available for sale by DR, or (b) the percentage of sales of a Product subject to chargebacks and/or fraudulent orders (as measured over a calendar month) is significantly higher than DR’s average chargeback rate for all products sold, resold or distributed by DR during that calendar month, then DR will have the right to suspend or terminate the sale of such Product in connection with the Agreement, and may take such other actions as it deems to be reasonably necessary to comply with or as permitted under applicable law (including without limitation the “safe harbor” provisions of the Digital Millennium Copyright Act or similar local legislation).  DR shall immediately notify Company of any suspension or termination of the sale of a Product in

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

connection with the foregoing, and shall where possible consult with Company prior to taking action with respect to the suspension or termination of the sale of a Product.

6.4.            Events upon Termination.  Upon termination of this Agreement, each Party (a) shall cease performance of its obligations under this Agreement, and (b) shall promptly return or destroy any of the other Party’s Confidential Information or other materials in its possession or control (and shall provide written certification of return or destruction executed by an officer of the receiving Party upon the disclosing Party’s request).  Termination shall not affect each Party’s payment obligations to the other Party in connection with activities prior to termination of the Agreement.

6.5.            Survival.  Sections 1.5, 1.9, 3.1, 4.3, 4.4, 5, 6, 7, 9, 10, and 11 of this Agreement, and any other provision of this Agreement which, by its terms, requires performance after the termination of this Agreement, or has application to events that may occur after such termination, shall survive the termination of this Agreement.

7.               Confidentiality.

7.1.            In General.  All Confidential Information provided by a Party shall be maintained in confidence by the other Party, and except as set forth below neither Party shall, directly or indirectly, either (a) divulge to any person or organization, or (b) use in any manner whatsoever other than as necessary for the performance of its obligations under this Agreement, any of the Confidential Information of the other Party without receiving the prior written consent of the other Party.  The terms of this Agreement (including pricing), and any information concerning the services provided by DR’s Corporate Affiliates, shall be considered Confidential Information.  The obligations of confidentiality set forth in this Section 7 shall survive for a period of three (3) years following the termination or expiration of this Agreement.

7.2.            Permitted Disclosure.  Each receiving Party may communicate the disclosing Party’s Confidential Information to the receiving Party’s Representatives (a) who have a need to know such Confidential Information in connection with the receiving Party’s performance of its obligations pursuant to this Agreement, and (b) who are bound by a written nondisclosure agreement governing their access to and use of the disclosing Party’s Confidential Information containing confidentiality obligations similar to those set forth herein (or, with respect to its professional advisors only, are subject to defined ethical obligations prohibiting their disclosure of such Confidential Information), provided such restrictions comply with applicable labor law. Each receiving Party shall be liable for any misuse, misappropriation or improper disclosure of Confidential Information by any of its Representatives to whom Confidential Information is disclosed or made available by that receiving Party.

7.3.            Exclusions.  The provisions of this Section shall not apply to any information disclosed by a Party to the extent the receiving Party can reasonably demonstrate such information (i) is or becomes lawfully available to the public through no act or omission of the receiving Party or its Representatives; (ii) is received by the receiving Party without restriction from another person or organization lawfully in possession of such information and entitled to provide such information to the receiving Party; (iii) was rightfully in the possession of the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party; (iv) is approved for release by the disclosing Party in writing; or (v) is independently developed by the receiving Party or its employees without access to or use of the disclosing Party’s Confidential Information.

7.4.            Compelled Disclosure.  In the event a third party seeks to compel disclosure of Confidential Information from a receiving Party by judicial, governmental or administrative process, requirement or order, except to the extent expressly prohibited by law or the reasonable terms of such disclosure request the receiving Party shall promptly notify the disclosing Party of such occurrence (which notice will include a copy of such third-party disclosure demand).  In the event that the disclosing Party fails to contest such third-party disclosure demand, the receiving Party shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order, but such information shall otherwise remain Confidential Information subject to the confidentiality obligations set forth herein.  DR shall have the right to disclose End User transaction information in response to judicial, governmental or administrative process, requirement, request or order, provided such disclosure is in accordance with DR’s privacy policy and applicable laws, rules and regulations.

7.5.            DR agrees not to communicate the content of any campaign launched for Company and its results to any other client of DR by explicitly referring to Company.

8.               Publicity.  Neither Party may publicly disclose any of the specific terms of this Agreement to any third party (which in this context does - for the avoidance of doubts - not include each Party’s Corporate Affiliates, provided such a Corporate Affiliate is not a competitor of the other Party) without the express prior written consent of the other Party.  Further, neither Party may issue any press release regarding the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld (except consent shall not be required for disclosures to comply with any state or federal reporting requirement, e.g., those of the Securities and Exchange Commission, or any Board of Exchange on which a

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Party’s stock is traded, which shall not be considered a breach of Section 7 provided that the disclosing Party has sought all confidentiality protections available through such governing body).  Company gives its approval and consent for DR to include Company’s name and/or logo in its client list and refer to Company in marketing materials and business conversations as a client of DR. Such approval might be revoked by Company in writing during the Term of the Agreement whereby for the avoidance of doubts such revocation can refer to the time period after DR’s receipt of such revocation only and can never be retroactive.

9.               Warranties.  Each Party represents and warrants to the other that: (i) it has full right, power and authority to enter into and fully perform its obligations under this Agreement, including without limitation the right to bind any party it purports to bind to this Agreement; (ii) the execution, delivery and performance of this Agreement by that Party does not conflict with any other agreement to which it is a party or by which it is bound; (iii) it has a good faith belief that its own systems, infrastructure, materials and products, when used in accordance with the associated instructions and when standing alone (i.e., not combined with any items not provided by such Party), will not infringe or otherwise violate the Rights of any other person or organization (provided that each Party’s sole remedy for Claims arising out of this clause (iii) above shall be indemnification pursuant to Section 10.1(iii) below); and (iv) it shall comply with all material laws, rules and regulations (including without limitation Export Control Laws and applicable data privacy and consumer protection laws) applicable to its activities in connection with this Agreement (which activities shall include without limitation with respect to DR the establishing of a return policy and a privacy policy as well as the use of its fraud screening system and in respect to both Parties the handling of End User Data).

Company further represents and warrants to DR that (a) any Company Materials provided for the purposes of marketing or promoting Products are not subject to licensing or usage fees (including without limitation performance royalties) due to Company or any third party based on the use of such Company Materials in marketing or promoting such Products; and (b) any Products provided to DR, or other software used or provided by Company in connection with this Agreement, shall not contain any viruses, trojan horses, malware, spyware, adware or other similarly disruptive software, or any software code which is designed to disrupt, damage, or perform unauthorized actions on a computer system, or which transmits data from a user’s computer without notice to and the express prior consent of the user.

EACH PARTY WARRANTS THAT IT HAS NOT RELIED ON ANY INFORMATION OR REPRESENTATION PROVIDED BY OR ON BEHALF OF THE OTHER PARTY WHICH IS NOT EXPRESSLY INCLUDED IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES WITH REGARDS TO THE MATERIALS AND SERVICES PROVIDED BY THAT PARTY, INCLUDING WITHOUT LIMITATION MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE.

10.         Risk Allocation.  THE TERMS WITHIN THIS SECTION 10 REFLECT AN AGREED-UPON ALLOCATION OF RISK BETWEEN THE PARTIES SUPPORTED BY (AMONG OTHER THINGS) THE PRICING AGREED TO BETWEEN THE PARTIES, AND IS A FUNDAMENTAL PART OF THE BASIS OF THE BARGAIN BETWEEN THEM.

10.1.      Indemnification.  Each Party and its successors and assigns shall indemnify, defend, and hold harmless the other Party, its Corporate Affiliates, and their successors and assigns from and against any and all Losses in connection with a Claim made, brought or commenced by a third party other than a Corporate Affiliate of the indemnified Party, that any such party may incur or suffer, which arise, result from, or relate to (i) the breach by the indemnifying Party of any of its representations, warranties or covenants set forth in this Agreement, or (ii) the failure of the indemnifying Party to perform any of its material obligations under this Agreement, or (iii) the assertion of any infringement or other Claims alleging that any of the systems or infrastructure used by DR to operate the Commerce Solution with respect to DR as the indemnifying Party, or the Products or materials provided by Company with respect to Company as the indemnifying Party, violate the Rights of any other person or organization, or (iv) the gross negligence or willful acts or omissions of the indemnifying Party or any of its Representatives, or (v) the violation by the indemnifying Party of its privacy policy.  Further, Company and its successors and assigns shall indemnify, defend, and hold harmless DR, its Corporate Affiliates, and their successors and assigns from and against and in respect of any and all Losses in connection with a third party Claim, that any such party may incur or suffer, which arise or result from or relate to the design, installation and/or operation of Company’s Products resold and/or distributed by DR under this Agreement.

A party seeking indemnification shall provide to party from which indemnification is sought (i) prompt written notice of any such Claim, (ii) sole control over the defense and/or settlement of any such Claim (subject to the following sentence), and (iii) reasonable cooperation, at the indemnified party’s sole cost and expense, in the defense and/or settlement of any such Claim. The indemnifying Party shall obtain the indemnified party’s express prior written approval (such approval not to be unreasonably withheld or delayed) for the settlement of any other indemnified Claim.

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

10.2.      Limitation of Liability and Damages.  Except for (a) each Party’s indemnification obligations relating to intellectual property infringement pursuant to Section 10.1(iii); (b) DR’s payment obligation in respect to the amounts outlined in the Monthly Settlement Activity Report (as may be modified in accordance with Section 4.3 because of any Company objection or audit conducted) and (c) liability resulting from a Party’s own gross negligence or willful misconduct, the total aggregate liability of a Party under this Agreement shall be limited as follows: In respect to DR the total aggregate liability shall not exceed the [*] realized by DR under this Agreement during any [*] period during which this Agreement was or is in effect. In respect to Company the total aggregate liability shall not exceed [*] of the largest net amount realized by Company under this Agreement during any single contiguous twelve (12) month period during which this Agreement was or is in effect. For the avoidance of doubts the Parties agree that the net amount of payments realized by DR under this Agreement shall refer to the DR Margin and the net amount of payments realized by Company under this Agreement shall refer to the Net Purchase Price.

NEITHER DR NOR COMPANY SHALL HAVE ANY LIABILITY TO EACH OTHER OR TO ANY OTHER PERSON OR ORGANIZATION FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OF ANY DESCRIPTION (INCLUDING WITHOUT LIMITATION LOST PROFITS OR LOSS OR INTERRUPTION OF BUSINESS), HOWEVER CAUSED AND WHETHER BASED ON CONTRACT, NEGLIGENCE, TORT, OR ANY OTHER LEGAL THEORY, REGARDLESS OF WHETHER ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND IRRESPECTIVE OF THE NUMBER OR NATURE OF CLAIMS.

10.3.      THE LIMITATIONS UPON DAMAGES AND CLAIMS SET FORTH IN THIS SECTION 10 ARE INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE BEEN HELD TO BE INVALID OR INEFFECTIVE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

11.         Miscellaneous.

11.1.      Export Compliance.  Subject to the parties’ obligations as set forth in this section and under this Agreement with respect to Product fulfillment, DR and Company shall, as applicable, comply with all Export Control Laws that may apply to such Party’s activities under this Agreement, any Products, or any End Users, as may be the case, including, without limitation, U.S. embargo laws administered by the Office of Foreign Assets Control and the U.S. Export Administration Regulations.  Neither DR nor Company shall export or re-export any Products pursuant to this Agreement except as permitted by such applicable Export Control Laws.  If DR is purchasing Products from Company for DR’s resale under this Agreement, Company shall provide to DR the specific codes and classifications under any Export Control Laws applicable to any Products (including without limitation provision of appropriate ECCNs, U.S. Harmonized Tariff Schedule codes, and license exception codes), and shall notify DR within a commercially reasonable timeframe of any changes to such codes, classifications or required licenses by email to orm@digitalriver.com.

11.2.      Inurement; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.  Neither Party may assign this Agreement, or assign its rights or delegate its duties hereunder (whether directly or indirectly, in whole or in part, by operation of law or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in the event of a merger, acquisition, joint venture, change of control, or sale of substantially all of its assets or business of a Party (or any substantially similar transaction), and so long as the entity to which the contract is assigned is not a direct competitor of the other Party, that Party shall be entitled (upon written notice to, but without the prior written consent of, the other Party) to assign this agreement to the surviving entity in connection with such transaction.  At the option of the other Party, the assigning Party shall guarantee in writing the performance of the assignee if the assigning Party remains in existence following such assignment.

11.3.      Governing Law.  This Agreement will be construed and governed in accordance with the laws of the State of Delaware (without reference to or use of any conflicts of laws provisions therein). For the purpose of resolving conflicts related to or arising out of this Agreement, the Parties expressly agree that venue shall be in the State of Minnesota in the United States of America only, and, in addition, the Parties hereby consent to the exclusive jurisdiction of the federal and state courts located in Hennepin County, Minnesota in the United States of America.  The Parties specifically disclaim application (i) of the United Nations Convention on the International Sale of Goods, 1980, and (ii) of Article 2 of the Uniform Commercial Code as codified.

11.4.      Nonsolicitation.  To the extent permitted by applicable law, during the term of this Agreement and for a period of one (1) year after the termination this Agreement, each Party agrees that it shall not knowingly solicit or attempt to solicit any of the other Party’s Covered Employees.  Notwithstanding the foregoing, nothing herein shall prevent either Party from hiring as an

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

employee any person who responds to an advertisement for employment placed in the ordinary course of business by that Party and/or who initiates contact with that party without any direct solicitation of that person by that Party or its agents.

11.5.      Notices.  Any notification of any event required pursuant to this Agreement shall be in writing, shall be in the English language, shall reference this Agreement, and shall be personally delivered or sent by nationally or internationally recognized express courier to the other Party at the address specified at the beginning of this Agreement, ATTN: General Counsel.  Notices may be sent via confirmed fax with a copy sent via overnight courier (notices by confirmed fax to DR shall be sent to 952-674-4444).  Notice shall be deemed effective upon the delivery (as evidenced by the delivery receipt).

11.6.      Other.  This Agreement and its duly authorized exhibits, attachments and appendices sets forth the entire understanding between the Parties with respect to the subject matter thereof, and supersedes any and all prior or contemporaneous proposals, communications, agreements, negotiations, and representations, whether written or oral, regarding the subject matter thereof.  No amendment to this Agreement will be valid unless made in writing and physically signed by authorized representatives of the Parties.  There are no third party beneficiaries of this Agreement except to the extent expressly stated herein.  DR may engage the services of subcontractors or agents to assist DR in the performance of its obligations and will be responsible and liable for the acts and omissions of such subcontractors and agents under the terms of the Agreement. No waiver of any provision or breach of this Agreement (a) shall be effective unless made in writing, or (b) shall operate as or be construed to be a continuing waiver of such provision or breach.  In the event any portion of this Agreement is held to be invalid or unenforceable, such portion shall be construed as nearly as possible to reflect the original intent of the Parties, or if such construction cannot be made, such provision or portion thereof shall be severable from this Agreement, provided that the same shall not affect in any respect whatsoever the remainder of this Agreement.  Each Party is an independent contractor of, and is not an employee, agent or authorized representative of, the other Party except as expressly set forth herein.  The provisions of this Agreement shall not, in any respect or manner whatsoever, be construed as to create a partnership, joint venture, or other business combination between the Parties, and no Party shall have the right, power or authority to act or create any obligation, express or implied, on behalf of each other. Notwithstanding any applicable statute of limitations, the Parties agree that any claims for breach of this Agreement shall be brought by a Party within two (2) years of the date that Party first learns of such breach.  No provisions in any Party’s purchase orders, invoices or other business forms shall modify, supersede or otherwise alter the terms of this Agreement, if not otherwise agreed within the Agreement.  The Parties acknowledge and agree that this Agreement has been negotiated by the Parties and their respective counsel, and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party based on draftsmanship or otherwise. Any reference to a section shall refer to all subsections of that section.  The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.  A copy (including PDF) or facsimile of a signature shall be binding upon the signatory as if it were an original signature.

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the duly authorized signatories of the Parties have executed this Agreement on the dates set forth below.

AVAST Software a.s.		Digital River, Inc.

By:	/s/ Vincent Steckler	By:	/s/ Kevin L. Crudden

Name:	Vincent Steckler	Name:	Kevin L. Crudden

Title:	CEO	Title:	VP/General Counsel

Date facsimile or PDF signed:		Date facsimile or PDF signed:	March 29, 2011

Date original signed:	21/3/2011	Date original signed:

Digital River Ireland Limited

		By:	/s/ Sanorine Bonnardez

		Name:	Sanorine Bonnardez

		Title:	Controller Row

		Date facsimile or PDF signed:	March 30th, 2011

Date original signed:

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Appendix 1 to Hosted Reseller Agreement

Definitions

As a general rule, terms are defined in bold in this Agreement and its Exhibits, and appear within the text of this Agreement and any Exhibits in Capitals and/or Initial Caps Italics.

Additional Service Fee: The certain amount charged by DR to each End User for each purchase of a DR-Provided Additional Service through a Transaction.

Additional Service Revenue Share: The percentage of the Additional Service Fee set forth in Section J of Appendix 2 that DR will pay to Company on each purchase of a DR-Provided Additional Service by an End User through the Commerce Solution provided by DR pursuant to this Agreement. The Additional Service Revenue Share shall be calculated based on the net amount received by DR as Additional Service Fee which does not include any amounts received by DR in connection with the sales of the DR-Provided Additional Service for shipping and handling, sales or use taxes, valued added or other Transaction-based taxes, import or export duties or fees. For the avoidance of doubts, DR shall be responsible for the remittance of the before mentioned costs to third parties as applicable.

Additional Term: The successive terms the Agreement may be extended at Company’s option after the Initial Term.

Administration Interface: The Commerce Express platform administration interface.

[*]

Backup Disc: An Avast recovery boot disk which contains a copy of the Product download on backup media. The Backup Disk shall be created based on Company Material (such as an ISO image provided by Company) and shall be designed in accordance with the requirements agreed on between DR and the Company..

Backup Media Service: The DR-owned service that permits End Users who have purchased digitally downloadable Products in a Transaction to purchase a copy of a Backup Disc produced and sent to the End User as part of such Transaction.

Cart:  The DR-owned and operated portions of the Commerce Solution forming the purchase process for Products, including without limitation the “shopping cart” identifying the products to be purchased and the Checkout.

CC Requirements: Collectively for all applicable laws, rules and regulations, including card association and payment processor rules and regulations associated with the purchase and sale of the Products and Services.

Checkout:  The DR-owned and operated portions of the Commerce Solution forming the checkout process for Product purchases, which consists of the checkout pages which allow an End User to effectuate a Transaction and the post-purchase confirmation of the Transaction.

Claim: Collectively for claim, action, suit or legal proceeding.

Commerce Live Date:  The first date on which Company’s Products are made generally available for sale to End Users in all or part of the Territory through the Commerce Solution.

Commerce Solution:  A Cart and Checkout-only commerce solution provided by DR pursuant to this Agreement, and any related services and/or functionality provided by DR in connection with the foregoing.

Company Materials:  Any and all physical or electronic materials provided to DR by Company in the course of performing its obligations under this Agreement (including without limitation Company’s Confidential Information, Products, and Trademarks), and all of which, including all Rights thereto, shall be exclusively owned by Company.  Nothing in the foregoing provision is intended to convert, or shall be construed as having converted, any Work Product or other materials prepared or provided by DR into Company Materials.

Confidential Information:  The inventions, trade secrets, computer software in both object and source code, algorithms, documentation, know how, technology, ideas, and all other business, customer, technical, and financial information owned by DR or

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Company, as applicable, which is designated as confidential, or communicated in such a manner or under such circumstances as would reasonably enable a person or organization to ascertain or infer its confidential nature.

Constructive Termination Event: Applies in case of (a) Company’s removal of the Link(s) or (b) Company’s removal of Products offered for sale through the Commerce Solution that results in a decrease of the total monthly revenue of more than [*], subject to the exclusions set forth below. In order to calculate this decrease, DR will compare the total monthly revenue of the respective calendar month with the average monthly revenue over the last three (3) consecutive calendar months prior to the date of the written notice of breach, excluding revenues of “end of life” Products or Products no longer offered through any online commerce and removed for sale from the Commerce Solution. The monthly revenue is thereby defined as the aggregate Transaction Amounts received by DR under this Agreement during a calendar month less associated Transaction Costs and less amounts associated with chargebacks and returns during such calendar month. For the avoidance of doubt, the following would not cause such an event: 1) Company’s removal of products due to them being discontinued, subject to Company’s “end of life” practices or otherwise being totally removed from any online commerce; 2) Company’s removal of links in accordance with other conditions of this contract or as may be required under applicable law or regulation; or 3) sales declines that can be reasonably attributed to seasonality, competition, economy or fraud prevention practices of either Party.

Corporate Affiliate:  Any entity which directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or common control with the Party in question, as the case may be.

Covered Employees: Each Party’s executive employees or employees who are key to such Party’s performance of its obligations under this Agreement.

CTO Ratio: The percentage of total customer support contacts in a given calendar month measured against the total number of Transactions in a given calendar month as outlined in section I of Appendix 2.

Discount Percentage:  The base percentage of the Retail Sales Price used to calculate the DR Margin, as set forth in Appendix 2 to this Agreement. The Parties agree that the determination of the applicable Discount Percentage for a certain Product shall be determined by the applicable DR List Price in accordance with the table set forth in Appendix 2.

DR-Ireland Transaction Obligations: The obligations under the Agreement relating to the resale of Products through Transactions conducted with End Users located in certain countries outside of the United States as determined by DR and communicated to Company upon Company’s request.

DR Margin:  For each Product sold by DR in a Transaction through the Commerce Solution, the fee earned by DR for the resale of such Product, which fee is equal to the Retail Sales Price of such Product multiplied by the Discount Percentage (subject to the minimum set forth in Appendix 2 to this Agreement). For the avoidance of doubts the Discount Percentage applies on a per Product basis and shall be charged for every single Product sold.

DR List Price: The price of the Product as set by DR and defined in the DR system which may or may not, at DR’s option, match the Suggested Retail Price of the Product. The DR List Price does not include any amounts received for shipping and handling, sales or use taxes, valued added or other Transaction-based taxes, and import or export duties or fees collected from an End User by DR in connection with a Transaction. For the avoidance of doubts, in case the DR List Price for a certain Product is not consistent with the Retail Sales Price (for example but without limitation because of any promotion or discount provided by Company) any such price variance shall not be taken into consideration when defining the applicable Discount Percentage for a certain Product and the DR List Price shall still be applicable to determine the Discount Percentage.

DR Materials:  Any and all physical or electronic materials provided to Company by DR, or used by DR, in the course of performing its obligations under this Agreement (including without limitation DR’s Trademarks, style guides, and computer readable materials and/or encryption software (all of which materials, including all Rights, shall be exclusively owned by DR) used by DR to facilitate the digital fulfillment of Products), and all of which, including all Rights thereto, shall be exclusively owned by DR. Nothing in the foregoing provision is intended to convert or combine, or shall be construed as having converted or combined, any Company Materials into DR Materials.

Retail Sales Price: The gross sales price of a Product paid by an End User in a Transaction (inclusive of any promotion or discount provided by Company). The Retail Sales Price shall include any amounts collected from an End User in connection with a Transaction including without limitation any amounts received for shipping and handling, sales or use taxes, valued added or other Transaction-based taxes, import or export duties or fees.

DR-Provided Additional Service: Refers to any agreed Extended Download Service, Backup Media Service and/or Registration Backup Service.

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

ECCNs: The Export Control Classification Numbers.

End Users:  Person(s) or organization(s) that purchase from DR title and/or license rights to a Product.

End User Data: All non-payment End User information provided to DR in a Transaction, together with marketing preferences (in the meaning of End User’s option for receiving solicitations from Company) collected by DR in accordance with this Agreement.

Exclusivity: Collectively for Company’s obligation commencing as of the Commerce Live Date and continuing for eighteen (18) months thereafter: (a) DR shall be the exclusive electronic reseller of Company’s Products in the Major Countries and (b) Company shall not place or keep, or allow to be placed or kept, either directly or indirectly, any hypertext button or link on the Site and Store for sale of the Products in the Major Countries by any person, organization or entity other than DR without the express prior written consent of DR.

Exclusivity Exceptions: Certain exceptions of Company’s Exclusivity obligation, outlined in section 2.2 of the Agreement.

Expiration Date: The date defined in section 1.9 of the Agreement.

Export Control Laws: Collectively for all relevant export control laws and regulations of any nation.

Extended Download Service: An Avast recovery image that is provided to the End User by DR and that permits the End Users to create a Backup Disc. The Extended Download Service shall be created based on Company Material (such as an ISO image provided by Company) and is set up by Company in a way that its use is limited to a certain period of time.

Implementation Specifications:  The specifications of the features and functionality to be provided by DR as part of the Commerce Solution and the associated build requirements (comprised of a “Product Definition Guide” and “Style Guide”), to be mutually agreed upon by the Parties on or following the Effective Date of this Agreement.

Initial Purchase: The initial purchase of a Subscription based Product through the Commerce Solution [*].

Initial Term: The initial term of this Agreement that is defined in section 6.1 of this Agreement that shall commence on the Effective Date specified in the Agreement and that shall continue until the agreed anniversary of the Commerce Live Date.

Intangible Products: Collectively for License Rights and Service Use Rights.

Key:  An activation key or registration code for a software product.

Link(s): The hypertext link(s) to the Commerce Solution provided and maintained by Company in operation on the Store portions of the Site through which Products may be purchased from DR by End Users.

License Rights: The intangible right to use licensed Products.

Losses: Collectively for demands, judgments, losses, costs, expenses, obligations, liabilities, damages, fines, recoveries and deficiencies, including without limitation interest, penalties, reasonable attorneys’ fees and costs.

Major Countries: Those countries covered by the Territory that are listed in Appendix 3 of this Agreement.

Monthly Settlement Activity Report: A report made available to Company each calendar month about Transactions for which payment or refund has been processed by DR during the immediately preceding calendar month.

Net Purchase Price:  The purchase price of each Product in a Transaction purchased by DR from Company for DR’s resale, calculated as the sales price of such Product less the DR Margin attributable to such Product.

Payment Account Information:  Any End User payment account information, including but not limited to credit/debit card number, account and routing number, card expiration date, and card verification code or value.

Product(s):  A software title (together with any applicable documentation), license right, or tangible good which is sold, resold and/or distributed by DR pursuant to this Agreement.

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Registration Backup Service: The DR-owned service that permits End Users who have received from DR a Key to retrieve that Key through an email request for a period of two (2) years after the date on which the Key was purchased by that End User.

Remittance Currency:  The currency in which all amounts due to Company by DR under this Agreement will be paid as outlined in section L of Appendix 2.

Representatives: Collectively for each Party’s own and its Corporate Affiliates’ employees, contractors, agents, and professional advisers.

Rights:  Any and all rights of copyright, patent rights, trademark and service mark rights, trade secret rights, trade dress rights, character rights, artistic and moral rights, and any and all other proprietary rights of any kind whatsoever, together with associated registration rights and rights to sue for and collect damages for any infringement or violation of any of the foregoing.

Service:  Each Company-owned and provided online service for which DR resells a Product consisting of a Service Use Right to use such service.

Service Level Agreement: The DR obligations and Company rights in respect of the Commerce Solution as set forth in Appendix 4 of this Agreement.

Service Use Right: The intangible right to use a Service provided by Company.

Site: Company’s World Wide Web site, as identified on the first page of this Agreement, which shall include without limitation the Store.  The URL(s) of the Site(s) which will be linked to the Commerce Solution provided by DR hereunder are specified in Section D of Appendix 2 to this Agreement.

Store:  The Company-owned and constructed portions of the Site comprising the storefront for the Products and which shall link to the Commerce Solution provided by DR for the sale of such Products.  The Store may include the welcome/landing pages, storefront, search pages and/or functionality, comparison pages, product category pages, and/or product detail/listing pages as mutually agreed upon by DR and Company in the Implementation Specifications.

Subscription based Product: A Product which unrestricted use is only provided for a certain period of time and that requires the purchase of a renewal Product in order to extend the use of such Product beyond the agreed time period.

Suggested Retail Price:  The suggested retail price for a Product provided to DR by Company.

Term: Collectively for the Initial Term and any Additional Term(s).

Territory:  All countries in the world which the Parties have mutually agreed to in writing (including in the Implementation Specifications) at the Effective Date or at a later time during the Term of the Agreement, except countries to which export or re-export of any Product (a) is prohibited by applicable law or DR corporate policy or (b) would require DR to obtain an export license, with no license exception available .

Trademarks:  The trademarks, service marks, trade dress, trade names, and logos used by DR and/or Company, as applicable, in connection with DR’s performance under this Agreement, Company’s website, or the Products.

Transaction:  The sale of one or more Product(s) and/or other products or services offered by DR to an End User through a single order.

Transaction Amount:  The gross amount collected from an End User by DR in connection with a Transaction.

Transaction Costs:  Any amounts collected from an End User in connection with a Transaction other than the sales price of Products (including without limitation any amounts received for shipping and handling, sales or use taxes, valued added or other Transaction-based taxes, import or export duties or fees), which shall not be payable to Company.  DR shall be responsible for the remittance of Transaction Costs to third parties as applicable.

Transferred Rights & Materials: Collectively for the title to the media on which Products are contained, the License Rights and the Service Use Right.

Work Product:  All HTML files, Java files, graphics files, animation files, data files, technology scripts and programs, both in object code and source code form, all technology, methods, processes, documentation, and any and all other materials or information prepared by, provided by or used by DR in the course of performing its obligations under this Agreement and any Exhibits hereto, including any modifications to any such materials, and any other development tools customarily used by DR in connection with its performance of its obligations for its other customers and clients; together with any modifications or improvements to any of the

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

foregoing, any of which may be made at any time by DR in its sole discretion so long as such modifications or improvements do not prevent DR from performing its obligations herein); and all of which, including all associated Rights shall be exclusively owned by DR.  Nothing in the foregoing provision is intended to convert, or shall be deemed to have converted, Company’s Products or any other materials provided by Company (or Rights therein) into Work Product, provided such materials are not derived from DR’s Work Product.

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*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Appendix 2 to Hosted Reseller Agreement

Commercial Terms

A.           Discount Percentage and DR Margin.  The Discount Percentage used by DR to calculate the DR Margin applicable for the Products offered for sale by DR to End Users pursuant to this Agreement is set forth in the table below:

Type of Product	[*]	[*]
[*]	[*]	[*]
All other Products	[*]	[*]

For the avoidance of doubts the Parties agree that the Discount Percentage applicable for [*] shall not be applicable for any Product offered within an Initial Purchase of a Subscription based Product. Instead the Discount Percentage for “all other Products” applies to those Initial Purchases.

DR and Company agree that the Discount Percentage applicable for all other Products with a DR List Price of less than [*] considered to be the default Discount Percentage used by DR to calculate the DR Margin for all Products other than [*] (“Default Discount Percentage”). This Default Discount Percentage is assigned automatically to each new Product added by Company through the Administration Interface. In order to enable DR to assign the correct Discount Percentage (which might - as outlined in the table above - be lower than the Default Discount Percentage, depending on the DR List Price), Company is obliged to inform DR when adding a new Product for sale by the use of the Administration Interface. DR shall then use reasonable efforts to assign the correct Discount Percentage (if needed) to the certain Product on the business day, following the day DR has received the respective information of Company. The Parties agree and acknowledge that the Default Discount Percentage shall be applicable for any sales of this certain Product until the correction of the Discount Percentage (if any)..

Adjustments to Discount Percentage.  The following adjustments shall apply to the Discount Percentage:

(1)          [*] Sales Adjustment:  With respect to Transactions with End Users through an optional Commerce Solution localization for [*], the respective Discount Percentage applicable to each Product sold within such Transaction shall be increased by [*].

(2)          Payment Method Adjustment [*]: With respect to Transactions with End Users through an optional Commerce Solution localization for [*] in which the End User utilizes the payment method [*] the respective Discount Percentage applicable to each Product sold within such Transaction shall be increased by [*].

(3)          Payment Method Adjustment [*]: With respect to Transactions with End Users through an optional Commerce Solution localization for [*] in which the End User utilizes the payment method [*] the respective Discount Percentage applicable to each Product sold within such Transaction shall be increased by [*]..

B.             Monthly Minimum Margin.  [*]

C.             Fulfillment.  DR shall resell Products which are fulfilled digitally. The party responsible for fulfillment of Products offered for sale to End Users by DR pursuant to this Agreement shall be DR or Company, in accordance with Section 1.8 above.

D.           Site(s) URL.  The URL for the Site(s) which will be linked to the Commerce Solution provided by DR shall be www.avast.com.  The Site(s) may be changed by the subsequent mutual written agreement of the Parties.

E.              Commerce Solution URL. The URL for the Commerce Solution shall be (check one box):

☐    A standard DR URL.

☒          A customized URL on a Company-owned and/or provided top level domain (DR shall charge Company a [*] set-up fee; Company is responsible for any domain and security certificate registration and renewal charges associated with a customized URL. DR agrees not to use the VeriSign certificate for the Commerce Solution provided to Company).

F.              Commerce Solution Payment Options.  The standard payment options to be enabled on the Commerce Solution shall be specified in the Implementation Specifications.  Company and DR further agree that certain premium payment options (such as but not limited to ELV and those that can be offered with an incremental margin component) may only be offered through the Commerce

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Solution by DR upon execution of an addendum to this Agreement specifying additional terms applicable to the offering of such premium payment option(s), which Addendum shall be signed by duly authorized agents of each Party.

G.             Included Locals. DR shall provide a Commerce Solution with the locales specified in the Implementation Specifications (configured in the language and supporting end user transaction currencies as specified therein). The Parties may agree on additional locales to be added to the Commerce Solution by the subsequent mutual written agreement (including email) of the Parties.

H.            Implementation and Implementation Fee.   The implementation fee for the configuration and build-out of the Commerce Solution shall be [*] (provided implementation uses standard existing features, functionality and integrations).  The Parties shall mutually agree upon any costs associated with non-standard features, functionality and integrations requested by Company.

Customer Service.  DR will provide End User customer support in available languages (a list of which shall be provided by DR upon request) for the purchase and fulfillment of Products by End Users during the support hours specified below at no charge for the first [*] of the CTO Ratio. In the event DR adds support in a new language at a different rate for customer service contacts, DR and Company shall amend the table below to incorporate such new pricing.  In the event the total number of customer support contacts in a given calendar month exceeds the CTO Ratio for that month, then DR shall charge Company for each additional customer support contact received by DR during that calendar month at the following rates:

[*]

For the purposes of the table above, “email” means each separate email response (excluding automatically generated receipt acknowledgment emails), and “minute” means each minute during the duration of a telephone support call (excluding queue hold time prior to initial live contact), and post-call wrap time.  For the avoidance of doubt, DR will provide customer support for the purchase and fulfillment of Products only; Company will be solely responsible for all customer service and technical support related to the installation, use or operation of the Products.

I.                 Additional Costs of Services.  The following additional costs shall apply to this Agreement:

•                  Free Order Processing Cost (applicable to each Transaction consisting solely of Products with no sales price):  [*]

•                  Large File Size Cost: [*]

J.                DR-Provided Additional Services.  The following DR-Provided Additional Services may be offered by DR through the Commerce Solution, and the associated Additional Service Revenue Share shall be due to Company on each sale of such DR-Provided Additional Service as further set forth in Section 3 of the Agreement (service will be offered if associated checkbox is marked)

[*]

K.            Payments to Company.  All amounts due to Company by DR under this Agreement will be paid to Company in the following Remittance Currency: United States Dollars, Euro or British Pound Sterling. The concrete Remittance Currency is thereby defined by the respective locale (Euro for all countries within the European Union where Euro is the respective national currency, British Pound Sterling for the United Kingdom and United States Dollars for all other countries within the Territory). In the event DR receives funds in connection with a Transaction in a currency other than the respective Remittance Currency applicable for that certain Transaction, DR will convert such receivables to the respective Remittance Currency following the above determination (Euro for all countries within the European Union where Euro is the respective national currency, British Pound Sterling for the United Kingdom and United States Dollars for all other countries within the Territory) and using industry-accepted bank conversion rates adjusted by DR for volatility and liquidity risk.  DR shall use a daily exchange rate (updates will be done daily ad midnight Central Time), applicable at the day the Product is delivered to the End User. DR shall make payment to Company by ACH (if Company is based in the United States and provides a US checking account) or otherwise by check at no additional charge to Company, unless an alternative method of payment is selected below by checking the appropriate box:

☐            Payment by Check to US-based entity ($35 per check fee will be charged to Company)

☒          Payment by Wire Transfer at no additional costs

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*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Appendix 3 to Hosted Reseller Agreement

List of all Major Countries

The following countries shall constitute Major Countries as of the Effective Date of this Agreement.  The list of the Major Countries may be amended by the mutual written agreement of the Parties.

Australia

Austria

Belgium

Brazil

Canada

Denmark

Finland

France

Germany

Italy

Netherlands

Norway

Poland

Spain

Sweden

Switzerland

UK

USA

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*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

Appendix 4 to Hosted Reseller Agreement
Service Level Agreement

Terms not defined herein shall have the meanings set forth in the Agreement to which this Appendix is attached.  For purposes of this Appendix 4 only, Service shall refer to the Cart and Checkout commerce solution (which does for the avoidance of doubts not include the Administration Interface) as provided by DR to Company under the terms of this Agreement.

1.              Uptime Commitment

DR shall provide its e-commerce platform on which the Cart and Checkout commerce solution provided by DR in the Territory pursuant to the Agreement is hosted with at least [*] percent [*] Uptime measured over each calendar month.

Uptime for a calendar month is calculated in accordance with the following formula:

Uptime = (Total minutes per calendar month — Total minutes Downtime per calendar month)
                                                        (Total minutes per calendar month)

“Downtime” is defined as the inability for DR’s systems to deliver a representative customer-side commerce webpage (which, for the avoidance of doubt, shall be a representative Cart and Checkout commerce solution within the Territory) on which measurement is based exceeding [*] that (a) commences as of the earlier of (i) the time DR detects an incidence of a Service interruption or (ii) the time that Company notifies DR of such interruption, and (b) ends when the Service is restored or a reasonable workaround is identified and implemented.  Downtime shall be monitored by a third party on behalf of DR based on a representative customer-side commerce webpage (which, for the avoidance of doubt, shall be a representative Cart and Checkout commerce solution within the Territory) determined by DR.

Downtime shall not include any period of unavailability due to either (1) scheduled maintenance and/or upgrades which requires DR to perform maintenance on any redundant environments contemporaneously (provided that no more than [*] such maintenance periods or upgrades shall occur on any Cart and Checkout commerce solution in the Territory during any calendar month), or (2) any event beyond the control of DR or its third-party agents performing services within the Commerce Solution, which includes by way of example: any external interruption of power or telecommunications; denial of service, virus/worm or other attack; the failure or substantial failure of the Internet; the internet service provider or internal telecommunications equipment of Company or any End User; the browser configurations, hardware and/or software of Company or any End User; and/or any force majeure event (including, by way of example, acts of God, terrorism, natural disaster, war, riots, and labor strife).

DR agrees to take reasonable industry standard precautions to mitigate the risk of Downtime, including but not limited to (a) use of anti-virus and anti-trojan software; (b) installation of available hardware and software patches; (c) implementation of industry standard firewalls; (d) implementation of backup power generation facilities, security systems, scheduled backups, and fire protection systems; and (e) maintaining redundant internet providers.  DR shall support the current “general availability” release of Microsoft Internet Explorer (IE) for access to DR’s commerce system, provided that it is understood that there are certain variables that may adversely impact compatibility, such as End User browser configuration, firewalls, etc.

2.              Response Time Commitment

DR shall provide its e-commerce platform on which each of the Cart and Checkout commerce solution in the Territory is hosted with an average Load Time for the Initial Page of no more than [*] seconds, measured on a calendar month basis.

Initial Page shall mean the first page of each Cart and Checkout commerce solution, which shall either be the Cart page or End User information page in a given Transaction.

Response Time shall mean the total time of a typical HTTP interaction, inclusive of the DNS resolution time through the first byte (packet) of HTML response, for retrieving a web page as calculated by the following:

Load Time shall mean the average monthly value of Response Time. Load Time shall be monitored by DR through a third party monitoring company determined by DR. For the avoidance of doubts Company’s sole and exclusive remedy for any non-compliance of DR with this section 2 shall be the rights outlined in section 4 below.

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

3.              Issue Resolution Commitment

DR shall resolve issues in accordance with the following table, based on the severity of such issue as defined below.  In the event an issue could be classified within more than one Severity Level, DR shall initially classify the issue at the highest potentially applicable Severity Level; in addition DR may, upon notice to Company, reclassify the priority level of an issue as fixes are rendered and/or developed or the severity of the issue decreases.  In the event Company disagrees with DR’s classification or reclassification, as appropriate, the Parties shall meet as soon as commercially feasible to discuss when a further reclassification of the issue is appropriate.

Severity Level	Impact	DR Classification	Acknowledgment	Issue Resolution

Level 1	Critical	Commerce platform is down	Immediate	As soon as possible

Level 2	High	Disruptive problem to commerce platform impacting performance or Uptime	Within [*]	hours from Acknowledgment

Level 3	Medium	Some impact to commerce platform; however, not vital to immediate performance or Uptime	Within [*]	Within of Acknowledgement, unless notified otherwise

Level 4	Low	Minimal impact to commerce platform	Within [*]	DR will evaluate and incorporate into maintenance release as deemed appropriate by DR

Level 5	Minimal	Training issues	Within [*]	Pursuant to mutually agreed upon schedule

Level 6	None	Enhancement request (commerce platform not designed to perform requested function)	Within [*]	Not applicable; details of enhancement request should be submitted to Company’s ADM

For the purposes of this table, the “Acknowledgment” shall mean the time from DR first learns of a problem to DR’s initial contact to Company by email or telephone acknowledging such reported issue (provided that, in the case of a Level 1 or Level 2 issue, the initial contact by DR to Company will via both telephone and email communication); and “Issue Resolution” shall mean when DR substantially resolves, at its own cost, the issue or notifies Company that a project plan has been created and commences implementation of the substantial portions of such project plan to implement changes to functionality or systems to resolve the issue, whichever occurs first.

4.              Exclusive Remedy for Failure to Perform

Should DR fail to meet any of its Uptime, Response Time and/or Level 1, Level 2, or Level 3 Issue Resolution commitments set forth herein in any two (2) consecutive calendar months, Company’s sole and exclusive remedy shall be at Company’s election, either (i) to terminate Company’s Exclusivity obligations as set forth in the Agreement, which shall take immediate effect following notice to DR; or (ii) to terminate this Agreement upon thirty (30) days prior written notice to DR. In the event Company fails to provide DR with notice of a termination in accordance with the foregoing sentence within forty-five (45) calendar days of the end of the final calendar month giving rise to such termination right, Company shall be deemed to have waived its right to terminate this Agreement for such failure provided that such waiver shall not be recurring and Company shall have the right to so terminate if the terms of this paragraph are met in any subsequent calendar month.

*       Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.